EXHIBIT 24
POWER OF ATTORNEY
     Each person, a director of the registrant, whose signature appears below authorizes Paul R. Skubic, (with full power to act alone), to execute the Annual Report on Form 10-K of Harris Preferred Capital Corporation for the year ended December 31, 2009 pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

/s/ David J. Blockowicz	/s/ Delbert J. Wacker

David J. Blockowicz,	Delbert J. Wacker,
Director	Director

/s/ Frank M. Novosel	/s/ Forrest M. Schneider
Frank M. Novosel,	Forrest M. Schneider,
Director	Director

/s/ Paul R. Skubic Paul R. Skubic,
Director